Exhibit 99.3

                                FINAL TRANSCRIPT

Mirant Analyst Conference Call
May 7, 2003


OPERATOR: Good morning ladies and gentlemen, thank you for standing by and welcome to the Mirant Investor conference call. At this time, all participants are in a listen-only mode. Later, we will be conducting a question and answer session with the instructions being given at that time. If you should require assistance during today's conference, please press zero, followed by star, and an operator will assist you off line. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. John Robinson in Investor Relations. Please go ahead sir.

JOHN ROBINSON, INVESTOR RELATIONS, MIRANT: Thank you Christina. I would like to thank all of you for joining Mirant on our call this morning. Marce Fuller, our CEO, and Harvey Wagner, our CFO, will be discussing our results and outlook in a moment. Other members of Mirant's senior management team have joined us and may participate in the call as well, including Dan Streek, our Principal Accounting Officer and Bill Holden, our Treasurer.

During the call today, we will be discussing forward-looking statements. Forward-looking statements are by their nature subject to uncertainties and actual results may differ materially from those suggested by the statements. For example, today we will be discussing our plan for the company. This plan contains many assumptions and forecasts, the most obvious of which is the restructuring of our debt.

If the assumptions or forecast turn out differently, then the actual results could be significantly different than the expectations contained in the forward-looking statements. For information regarding events that could cause actual results to differ, please see our 2002 Form 10-K and our earnings release issued last week. We disclaim any responsibility to update forward-looking statements.

I would also like to mention that we have included additional information including a reconciliation for non-GAAP measures in a presentation available on the financial tab on our Web site at www.mirant.com.

With that, I'll turn the call over to Marce Fuller, our CEO.

MARCE FULLER, CHIEF EXECUTIVE OFFICER, MIRANT: Thanks John. Good morning everybody and thanks for joining us today. It's really good to be talking to you again. We've got a lot of information to share with you today. I want to start out by just apologizing for our inability to communicate while we completed our audit and re-audit, but we felt strongly that we should wait until we could give you complete information.

That was frustrating to me and I know it was probably frustrating to you. We do continue though to make progress to position the company to successfully refinance a substantial amount of our debt and to take advantage of market recovery. Today we're going to give you a comprehensive update on our business and our outlook for the future and as we talk, we've included a Web presentation to hopefully help cover some of the information we'll provide today.

First, as you know, we filed 10-Ks at the SEC last Wednesday for Mirant Corp., Mirant Americas Generation, and Mirant Mid-Atlantic. These filings include our re-audited and restated 2000 and 2001 results, as well as our audit to 2002 financials. The re-audit took longer than we expected and resulted in cumulative net income restatements that reduced net income by $188 million in 2001 and 2000.

The completion of the re-audit is a big step forward in getting back to a more normal schedule for our financial reporting. The re-audit found no evidence of fraud and it allows us to move forward and concentrate on our refinancing efforts. Even as our auditors conducted the audit and re-audit, we continue to take steps to align our business with current market realities.

We've significantly restructured our operations by exiting several markets around the world, selling assets, closing offices and terminating power plant developments. We've taken aggressive actions to reduce annual operating expenses and to scale back our collateral requirements to more tightly focus on managing the risk around our assets.

Throughout this process, we have continued to manage our liquidity position to make business requirements in the face of a difficult market environment. The steps we've taken have better positioned the company as we enter into negotiations to restructure our debt. We've developed a financial restructuring plan that we believe should be acceptable to our debt holders, allow us to maintain sufficient liquidity in the longer term, and give us the flexibility to execute our business plan for the expected industry recovery.

We've got a long-term business plan that I believe is based on reasonable market-based assumptions. The net result of all of these efforts is that we should be well positioned to emerge from this down cycle as a stronger, more viable company.

Before I talk about the plan, I'm going to ask Harvey to give you an overview of our 2002 audited results, the outcome of the re-audit, and our current liquidity position. Harvey?

HARVEY WAGNER, CHIEF FINANCIAL OFFICER, MIRANT: Thank you Marce and good morning to everyone. Let me start by echoing Marce's comments regarding the delay in the release of our financial statements and filings. Our extensive re-audits of 2000 and 2001 took a significant amount of time.

The challenge was made more difficult because of numerous and complex transactions during the re-audit periods, including acquisitions, divestitures and exiting foreign markets. We also had to re-audit companies we no longer even own, which also created an additional challenge. The completion of this lengthy process should now give our investors a high level of confidence in the results as reported.

We feel good about getting this behind us but we do still have a lot to do. The audits of all three years have found no evidence of fraud or any deliberate act of dishonesty on the part of any Mirant employee. We have always been extremely confident in the integrity of our employees and we are pleased that this has proven to be the case. In addition, the prior material controls weakness finding, which was initially reported when we filed our second quarter '02 10-Q, has now been resolved through changes made through our systems and processes as discussed in the 10-K, which is also a very positive step for Mirant.

I would point out that the audit opinion for KPMG does contain an explanatory paragraph on Mirant's status as a "going concern" which is a direct result of our near-term, refinancing needs. We would expect this explanatory paragraph to be removed upon a successful refinancing. I know everyone is interested in our filing schedule going forward, and as I said, we still have a lot to do. As you know, we filed our 2002 10-Ks last Wednesday.

We are now in the process of completing the quarterly financials so our auditors can complete the required review of our 2001, 2002 quarters for Mirant Corp. Upon completion of that review, we expect to file for Mirant Corp. only an amended 2002 10-K, which will include quarterly data and amended 2002 10-K's [10-Q's] for our three reporting entities as necessary reflecting these reviews.

We also expect to file our first quarter 10-Q's for Mirant, Mirant Americas Generation and Mirant Mid-Atlantic as soon as possible. Let me now move on to a review of our financial results for 2002. Our total operating revenues now reflect the effect of the EITF '02, '03 accounting change from a gross to net basis for commodity contracts. The impact of this change is discussed in our filings and does not impact income or cash flows.

Our total operating revenue for 2002 was 6.4 billion versus 8.5 billion for 2001, reflecting the lower power and gas prices we experienced in 2002, particularly in the California market, where the decrease was approximately 2.1 billion. This decrease was partially offset by approximately 250 million in revenues from the new generation capacity added in the U.S.

Our net trading revenues decreased by approximately 225 million in 2002 due to a particularly favorable trading environment which we experienced in '01 and we also did not experience that favorable pricing in '02, and coupled with our plans to scale back our overall trading activities. Our full year net loss was
2.4 billion, or a loss of $6.06 per share on a share count of 402 million shares.

This compares to restated net income of 409 million in 2001, or $1.19 per diluted share on a share count of 357 million shares. I will remind you that this increase in share count from 2001 to 2002 reflects the 60 million common shares offering completed in December of '01.

The full year results for 2002 included a total of 3.7 billion in adjustments related to various restructuring charges, a valuation allowance against our net deferred tax asset balance, tax on accumulated earnings of our foreign subsidiaries, good will and other impairment charges and losses on discontinued operations. These charges were partially offset by 370 million of gains on asset sales netting to 3.3 billion in total net charges.

Several of these items were booked and described in previous filings. As indicated in our Web presentation, 2.5 billion of these charges were either booked in the fourth quarter or our corrections of reported numbers as of the third quarter. Let me now briefly describe the major items. First, we took a 697 million charge to reflect the impairment of good will associated with our investments in Asia.

During 2002, as we executed our international business plan, we sold off various assets in Asia, most notably the Shajiao C Power Plant in China. As part of the year end audit process, we conducted a valuation analysis for FAS 142 to test for good will impairment. This study indicated an impairment which as you know is a non-cash charge, and has no effect on our future cash flows from Asia, which are primarily based on long-term contracts and generating plants in the Philippines.

Second, we took a 100 percent valuation allowance against the value of our U.S. deferred tax assets by 1.1 billion. This reflects a more conservative outlook based upon our recent book losses, which indicates a reduced likelihood of our ability to utilize these future tax benefits during the next several years. We do, however, believe that we will have sufficient profitability in the future to bring the allowance back to the income statement over the longer term.

Importantly, this does not impact our current or future cash tax payments. I also would like to point out that we do not anticipate paying any U.S. federal income taxes over the next several years. Third, we changed our international tax policy and recorded a non-cash charge of 468 million. This was done to more closely align it with our strategic withdrawal from non-core international operations.

This will now allow us to repatriate cash from our overseas investments without having to book additional U.S. income tax and should provide future income tax benefits. And finally, there were other impairment charges and gains on asset sales booked in the fourth quarter. We took a write down of 132 million from the sale of CEMIG in Brazil. We booked an additional restructuring charge consistent with what we had forecasted in January.

There were also some corrections of prior adjustments as reported in the third quarter. We will provide a quarterly breakout of these items once we've completed the quarterly review of the '02 financials. In January, we gave guidance of $1.00 to $1.05 per share on an adjusted basis. Because of the accounting changes resulting from the re-audit and resulting tax impacts, it is difficult to adjust back to a number to exactly compare to that estimate.

However, we have included a chart in our Web presentation that attempts to provide a reconciliation. Generally speaking, there are two categories of adjustments that would have to be made. First, as I just described, 2002 net income includes a net 3.3 billion of adjustments for impairment losses, restructuring charges, gains on sale of assets and investments and good will impairment.

And secondly, as a result of our re-audit, our Pepco Power Purchase Agreements, our Brazos Energy Supply obligation and substantially all transactions previously recorded of cash flow hedges and receiving accrual treatments were changed to mark to market accounting. This reduced our 2002 earnings by 216 million pre-tax.

Adding back these items and assuming an effective tax rebate of approximately 38 percent, our EPS on an adjusted basis would fall just below the guidance we gave previously. One other item that I would like to point out is our operating expenses. As Marce mentioned earlier, we have been successful in our cross-cutting initiatives.

When looking at Mirant's consolidated statement of operations, you can expect to see the impact of a majority of these savings by looking at the following line items included on the profit and loss statement, selling general and administrative expenses and maintenance. When combining these line items in '02, we incurred 733 million of these operating costs.

In comparison, after adjusting the same combination of line items by 180 million for reserves we took related to California and Enron in '01, these operating expenses would total 880 million, a reduction of 17 percent year over year or a $147 million reduction. As previously discussed, by the end of this year we expect our overall cost cuts which have been substantially implemented, to provide annualized savings of 275 million as compared to 2001 planned levels.

Looking at net cash provided by operating activities for the full year, 2002, was 580 million compared to 140 in 2001 and full year working capital was a source of over 300 million, which was primarily a result of tax refunds received. Now if we go to the next slide, if you will, the re-audits, I'd like to take a moment to summarize the re-audits of 2000 and 2001 and the impact of the related accounting changes on the results for '02.

The table which summarizes these audit restatements is included in our Web site package. The cumulative impact of retained earnings from the re-audit was 135 million. Of that amount, 53 million was an increase to retained earnings for periods prior to 2000. Also included was a reduction in net income for 2000 and 2001 combined of 188 million, which nets out to the 135. Restated net income for 2000 is 330 million, compared to 359 million previously reported.

For 2001, the restated net income is 409 million, compared to 568 million reported previously. These changes reflect a combination of factors including different interpretations of very complex accounting methods, primarily related to accrual versus mark to market accounting methodology and the cumulative impacts of previously identified accounting errors and charges that were discovered last year and previously disclosed.

The cumulative 85 million gas inventory issue discussed last year has been recorded. Of the 40 million pre-tax reduction of retained earnings at the beginning of 2000 for amounts incorrectly recorded in prior years, and a 45 million pre-tax reduction of earnings for 2000. Now I'd like to shift gears a little bit to provide you an update on our available cash and credits. We finished 2002 with approximately two billion in total cash and available credit lines.

At that time, a little over 600 million of that total is either earmarked for uses of subsidiaries or restricted and was therefore not available for immediate payment to Mirant, leaving a total of 1.4 billion. As of April 25th of this year, total cash and available lines of credit at Mirant Corp. and its subsidiaries was 1.4 billion of which approximately 625 million is either earmarked for uses at subsidiaries or is restricted.

Although approximately 160 million of that could be returned to Mirant if required, leaving a total of approximately 935 million. As noted in our 10-K, the ability of MAGI and MIRMA to distribute cash to Mirant is subject to various covenants under their debt and lease agreements.

Currently, MIRMA is restricted from making dividends and based on the current projections of the fixed charge ratio calculations, it is expected to remain restricted until delivery of financial statements for the first quarter ended September 30th, '03. In addition, as of April 25th, we had approximately 659 million of cash at other subsidiaries of which approximately 450 million was either restricted by those subsidiaries' debt advantage or was held at international subsidiaries for working capital or other funding needs.

The 450 million is made up of approximately 290 million of cash in the Philippines, Caribbean and our West Georgia project that is legally restricted and that 160 that is held in our international subsidiaries for working capital and other funding needs. However, as I just mentioned, we do have the flexibility to bring a substantial portion of this 160 back to Mirant if needed.

Until we finalize our Q1, '03 financials, I will not be able to define the changes from year end using GAAP accounts, but I can give you a summary of the major uses of cash and credit since we reported at year end up until April 25th.

These include approximately 269 million for collateral and other operating requirements, 160 million in capital expenditures, primarily related to the construction of four power plant facilities to be completed by the end of this year, plus ongoing environmental and maintenance requirements, 125 million related to turbine cancellation payments and a 73 million reduction in committed credit associated with our recent bank waivers.

In addition, we also spent 51 million to repurchase TIERS fixed rate trust certificates, which represent beneficial interest in a portion of our 2.5 percent convertible senior debentures. We're also -- and we also paid down approximately 80 million of amortizing debt at Pagbilao and Sual and made cash payments of 30 million for puts exercised at Pag.

These issues were offset in part by 233 million in net cash proceeds from asset sales, resulting in total cash and available credit of 1.4 billion. Now let me spend a minute to go through the changes to our debt balances. Balance sheet debt was approximately 8.9 billion at the end of 2002, an increase of approximately 400 million from year end 2001 and this increase is comprised of three pieces.

First, approximately 900 million of previously off balance sheet items were included on the balance sheet as adjustments and reclassifications to debt. These items include 400 million for U.S. and European Turbine facilities. These facilities were originally structured as off balance sheet leases, however, because of some modifications, we made to the vendor agreement these facilities are now accounted for as debt.

In addition, as a result of the re-audit, the Perryville tolling agreement is now accounted for as a capital lease resulting in an increase in debt of approximately 280 million and the gas prepay which was previously accounted for as a price list management liability was reclassified as 221 million of debt. During 2002, we borrowed approximately 1.4 billion of additional debt.

The major items contributing to the additional debt are net draws of 476 million on our corporate revolvers, and 227 million on our MAGI revolver, 168 million of borrowings under our turbine facilities and borrowings at Curacao and Jamaica subsidiaries are 79 million and last week, our convertible senior notes offering of 370 million. Offsetting these two increases were repayments of nearly 1.9 billion during 2002.

The major repayments of debt included our Asia holding company loan for 792 million, the Bewag loan for 566 million, amortization of the project debt at Sual and Pagbilao of 167 million and repayments under our turbine facilities of 209 million.

In addition, to date in 2003, we have repaid approximately 125 million of additional on our turbine facilities, including the European turbine facility, which is now completely paid off. We paid off in full, the 100 million of debt at our Energy Capital subsidiary as part of that sale that we had reclassified to discontinued operations in 2001.

And we amortized an additional 80 million of debt at our Pagbilao and Sual projects, for a total of 305 million so far this year. Before turning things back over to Marce, I would like to mention the temporary waivers we have secured from our lenders. The non-cash charges taken in the fourth quarter of 2002 that I just described caused us to breach leverage tests on three corporate bank facilities and our turbine facility.

To address this and other issues, we obtained the waivers of certain terms under these facilities. These waivers will extend until May 29th of this year and may be extended until July 14th, with prior written consent of the majority of the lenders under each facility. For further information on these waivers, I would refer you to our 10-K.

And with that, let me turn it back over to Marce. Thank you very much.

FULLER: Thanks Harvey. OK. Following up on what Harvey just said, getting the bank waivers was a critical step forward in restructuring our debt and has really accelerated the refinancing process. I believe it demonstrates an interest on the part of our lenders to work with us to develop a mutually agreeable solution. Last fall, we put together a dedicated team of key people from our financial, legal and commercial organizations to focus solely on our financial restructuring.

We selected Blackstone as our financial advisor and Skadden, Arps as our legal advisor to support us in these efforts. We're presented a refinancing plan along with our detailed five-year business plan to our agent banks, who have already initiated comprehensive due diligence and we've also begun discussions with the advisors of our bond holders.

We are committed to repaying in full all of our obligations with interest and to producing value for all of our stakeholders. However, I will remind you of the risk stated in the 10-K if we're unable to successfully refinance our obligations consistent with our plan. I want to give you a summary of the refinancing plan that we presented in detail to the agent banks.

We are proposing to restructure approximately $5.3 billion of maturities so that we can manage through the current environment and take advantage of recovery in market fundamentals. We'll also ask certain of our creditors to defer repayments of principal. Those creditors include the holders of all bank debts and certain traunches of capital market debt at both Mirant Americas Generation and Mirant Corp.

To reassure creditors who will be asked to extend maturities, all of whom are currently unsecured, the company intends to offer security in substantially all of its and its subsidiaries unencumbered assets as well as more favorable terms. Also, given our existing liquidity position in our five-year business plan, which includes asset sales, we don't foresee a need for new money.

We've established objectives that should allow us to maintain sufficient liquidity and flexibility to execute our business plan, minimize financial risk until an expected industry recovery and reduce the company's overall leverage over time, all of this together creating a credit profile that will allow the company to repay or refinance all debt.

I'm optimistic that we'll achieve a successful refinancing. We expect the value of the company to grow in the future. We've got the right assets and the right markets.

We have a product that is essential to a growing economy, got the right focus and expertise and most importantly, we've got the right people. I'm going to spend some time now to discuss our operational business plan which is the foundation for the financial restructuring and why I'm optimistic about our refinancing. Our overall strategies have not changed. We've conducted a thorough review of our business and the markets we will focus on for the long term.

Even though we have been selling select assets and scaling back some of our activities in recent months, we continue to focus on the areas where we can maintain and grow a solid base of assets over the long term.

We told you back in January that our focus going forward would be on well designed markets where we have a critical mass of assets, people and customers, markets that have the necessary regulatory and public support as well as equitable rules for participants for the long term. And, markets where we have adequate market presence to compete and the opportunity for expansion in that market.

In North America, we're targeting the northeast, which includes New York and New England, the Mid-Atlantic, which is supported by our assets in the Midwest, and the West. We have critical mass in all of these areas. We still firmly believe that integrating our asset operations with risk management and marketing is the right business model. Physical delivery constraints as well as price volatility continue to make it critical that we optimize and manage the risk around our assets.

Outside of North America, our focus is on the Philippines and the Caribbean, where we clearly have critical mass as well as political and customer support and franchise or contract based businesses. In the shorter term, we've adopted some strategic objectives that will guide our activities until market fundamentals improve.

We must maintain adequate liquidity through asset divestitures and reduction of posted collateral, reduce capital expenditures, continue to lower operating cost, realize operating efficiencies from our U.S. Generation portfolio, and reduce uncertainty associated with our business in California. I'm going to now take some time and really dig into the details of our plan. The EBITDA forecast that I'm going to provide assumes a successful restructuring of our financing.

OK. I'm now going to turn to the page, the slide that says, Consolidated EBITDA. We've provided actual EBITDA for 2002 and projected EBITDA for 2003 and EBITDA here is defined simply as operating income plus depreciation and amortization. We've then adjusted EBITDA to provide what we believe is a more meaningful measure of our underlying operating performance.

First, we've adjusted for impairment and restructuring charges as well as any gains or losses on asset sales for 2002. Looking forward, we've also adjusted for minimal expected restructuring charges in 2003. Second, we've added back equity and income from unconsolidated subsidiaries. Third, we've shown reductions for significant non-cash items, including the amortization of obligations under energy delivery commitments, primarily related to Pepco.

And finally, as a part of the Pepco acquisition, we entered into contracts requiring annual cash obligations, which we view as deferred acquisition cost. We are adjusting for the cost related to those contracts that expire by the end of 2005 to more fairly reflect the underlying performance of the business. These contracts cost us $110 million in cash in 2002, and are expected to cost approximately $190 million in cash in 2003, $200 million in 2004 and $80 million in 2005. The expiration of these obligations in 2005 will improve our cash available to service debt as we enter 2005 and beyond. From that point forward, adjusted EBITDA and EBITDA are roughly equivalent in our plan.

As you can see, after this adjustment we project 2003 performance to be marginally below our performance for 2002. That is due primarily to the expiration of our DWR contract in California, which was largely offset by expected RMR payments in California, new assets coming on line in 2003, and the realization of cost reductions.

In 2003, approximately 40 percent of our adjusted EBITDA is expected to be contributed by North America and 60 percent by our international segments. We expect about $100 million of improvements in adjusted EBITDA from 2003 to 2004. This is due primarily to additional efficiencies from our cost-cutting initiatives. From that point forward, non-fuel operating expenses on average should be relatively flat.

We expect certain operating expenses including SG&A and maintenance to decline from the 2002 level of $733 million to approximately $570 million in 2004 and then escalate at approximately three percent per year going forward from there. We don't expect much market improvement during 2003 and 2004. In other words, we're forecasting that we'll remain in the trough of the commodity cycle for those two years.

Beginning in 2005, however, we do expect to see prices begin to recover as we approach market equilibrium across different regions. Our forecast assumes supply/demand equilibrium in the 2007 to 2011 timeframe, and that is dependent upon which region you're in. As a result of this market improvement and the leverage we have to the commodity cycle, we expect significant improvement in EBITDA by 2007.

Based on our assumptions regarding market improvements, which I'll describe to you in a moment, we expect an approximately one-third improvement in 2007 EBITDA over 2003 EBITDA, even excluding any contribution from discretionary trading in 2007. We've also provided a breakdown of our expected capital expenditures on a consolidated basis.

For 2003, we expect to spend approximately $325 million, which includes about $175 million to complete our construction program. After 2007, we believe $250 million for cap ex to support our ongoing operations, including expected environmental expenditures, should be a good estimate of a run rate going forward. Now I'm going to go to each one of the segments and I'll start with North America.

Currently we own or control approximately 18,000 megawatts of installed capacity in North America, which includes our 533 megawatt APEX facility in Las Vegas, which just began commercial operations earlier this morning. The plan assumes that we will own or control approximately 15,000 megawatts by 2007 [2005] in the U.S.

Major changes include 400 megawatts of new construction scheduled for commercial operation this year, the retirement of approximately 600 megawatts in California, a reduction of approximately 1,800 megawatts due to the expiration of our Brazos contract, and various asset sales planned for 2003 and 2004. Our assumption for asset sales reflects a geographic mix of capacity, primarily focused in those regions that are less strategic for our business.

I'm not going to provide specifics about asset sale plans other than to say we have various discussions underway that are subject to confidentiality and we will give you specific information once commercial negotiations are completed. Next, I'd like to provide our expectations for North American gross margins and we've divided our expected margins into two categories.

In 2003, we expect that 92 percent of our projected gross margins are attributable to our assets, which include spot sales, risk management and marketing. In terms of a regional breakout, excluding the Pepco amortization, the expected North American gross margins from assets are split roughly equally among the northeast, Mid-Atlantic, west and our other assets.

The remaining eight percent of our gross margin is associated with discretionary trading around our assets. These activities are focused in regions where we have a physical asset position and benefit from the resulting increased market knowledge. These activities also include managing our gas production, transportation and storage positions and managing assets on behalf of others.

A lot of these positions are being ramped down over time, but we expect that longer-term improvement in market conditions will offset the margin impacts of the scale down. We're very comfortable with our 2003 expectations given our performance so far this year. Our Web presentation includes more details on how much of our generation is under contract on a megawatt basis.

Approximately one-half of the expected 2003 cash gross margin from our assets is derived from contracted generation and load positions. This includes approximately $150 million of expected gross margin from our election of RMR condition two for our California assets. The major assumptions we used to develop the gross margin forecasts for North America are included in the Web presentation.

Our projections have not assumed any cash or book impacts related to any California receipt or refunds and they've not incorporated the estimate of the impact of the changes in accounting on various contracts and hedges from an accrual basis to a mark to market basis. We've provided a slide that shows the commodity pricing assumptions by region. The plan includes market-based assumptions regarding prices of electricity, natural gas and other fuels.

Where liquid markets exist and forward prices are obtainable, we've used those prices. The projections are based on forward curves as of last fall. We've also provided our assumed coal, oil and gas prices. The diversity of our fuel mix benefits us when gas prices rise. Last year, 54 percent of the megawatt hours we generated was from our coal units and 17 percent from our oil units.

In our Web presentation, we've provided a breakdown of our expected generation for 2003. Given the volatility in gas, and the fuel diversity of our asset mix, it's important to understand how changes in gas prices affect gross margin expectations. Because we're almost entirely hedged through our TPA contract in the Mid-Atlantic region through 2004, where most of our coal units are located, we selected 2005 to illustrate how increasing gas prices affect our expectations.

We'll assume a dollar increase in natural gas prices in the regions where we operate with no improvement in spark spreads. If our coal units capture that price increase, we would add approximately $150 million in gross margins to our outlook. All other things being held constant, I think this is a good indicator of the potential for upside in our plan, and if you look at where today's forward price curves are, the net of the current price for 2005 coal and 2005 gas is actually 50-cents better than we had forecasted in our plan, and should yield approximately $75 million of additional growth margin in 2005.

Longer-term pricing assumptions are dependent on supply-and-demand forecasts. As shown in the Web presentation, we expect reserve margins to peak in 2003 on a normalized basis, with varying declines by region through the planning horizon. Also, for certain of these regions, reserve margins can vary within the region. Reserve margins affect both energy and capacity prices. We expect the marketplace and policymakers to continue to place value on capacity for reliability purposes. As reserve margins fall, and new capacity is required to maintain reliability, we expect to see prices increase for capacity. As a consequence of this, we believe we're well positioned to take advantage of current and anticipated capacity markets.

Capacity factors - we have seen that capacity factors reflect historical averages and will be a function of supply-and-demand fundamentals. We expect the capacity factors of our base-load units to remain relatively constant, and we would expect to see an increase in capacity factors of our intermediate units.

Moving on to collateral, we've taken significant actions, starting in the fall of last year, to preserve collateral. On the gas side, we've scaled down our physical gas marketing volumes considerably, and are focused on optimizing the fuel and fuel-transportation needs of our generation portfolio. On the power side, we've scaled our longer-dated activity.

As you'll recall, we've set a goal to lower certain of our collateral requirements to $500 million by the end of this year. As of April 25th, we had $869 million of collateral posted, and currently we have about $820 million of collateral posted, so it's come down a little over the last couple of weeks.

As we announced last week, we've entered into an agreement to sell our Canadian gas aggregator contracts and a significant portion of our transportation and storage contracts. This action should allow us to reduce our collateral obligations by over $200 million. In addition, we continue to take steps to reduce the size of our physical gas marketing business, and we're confident we can reduce our collateral for the $500-million target by year-end.

In the plan we've assumed that collateral posted remains roughly constant. Although our collateral level will be subject to some change with market conditions, we believe that the scope of our business will allow us to tightly manage our collateral requirements close to this level. Going forward, we would estimate that a dollar increase in the price of gas would increase our collateral requirements by $50 to $75 million. This of course assumes that we have closed the Canadian transaction that we announced last week, which we expect to take place in July of this year.

And finally, for North America, we estimate that our capital expenditures for 2003, which includes maintenance and environmental costs, some project carry-over from last year, and construction costs for several facilities that will begin commercial operation this year, will be around $230 million. After 2007, our projected run rate is approximately $210 million for cap ex needed to support the ongoing operations of our power plants.

Let me turn now for a moment to the International segment. Assumptions in the plan are essentially a continuation of existing businesses in the Philippines and the Caribbean. As you would expect, the forecast is relatively stable throughout the planning horizon. The projected - adjusted EBITDA contribution of about $515 million from the International segment, for 2003, should grow approximately five percent, on average, per year.

In Asia, we currently have approximately 2,300 megawatts of generation in the Philippines, which makes us the largest private producer of electricity in the country. We're also the low-cost producer in the Philippines. Our largest two facilities are under long-term contracts that expire in 2024 and 2025. We've assumed that put options held by minority owners at these two facilities will be exercised this year, increasing our ownership percent to 95 percent at the Sual and 96 percent at Pagbilao, from 92 percent and 91 percent respectively. In addition, approximately 15 percent of the capacity at our facilities is available to sell into the market through our energy-supply business.

We own or control 1,100 megawatts in the Caribbean, which is forecasted to grow to approximately 1,200 megawatts by 2007. All of our businesses in the Caribbean are either regulated franchises or power generation sold under long-term contracts.

Cap ex in our International segment are expected to drop after the completion of two smaller facilities in the Caribbean, from around $80 million in 2003, to a run rate of around $40 million in 2007.

I believe the information we've provided should give you a reasonable look at our plan and the key assumptions and drivers behind it. As I said earlier, a detailed five-year plan has been delivered to our banks. We're strongly committed to executing our plan and believe it forms a solid basis for our confidence in completing a successful refinancing.

Let me talk a second about Q1. I know you're interested in how our business is performing currently. We have not closed first quarter yet, so I'm not going to be able to provide specific financial results. I can say, however, that we are generally performing at levels that should be consistent with the EBITDA for the full year that we just provided as a part of the plan. Our assets are operating well and our business model continues to work. We've been successful in completing transactions like Nevada Power and Unitil that allow us to meet the needs of our customers and manage our energy merchant risk, while limiting the amount of collateral posted.

On an operating cash basis, for the first quarter, I expect we are somewhat behind our forecast, due primarily to collateral and other working capital increases, caused by rising commodity prices during the first quarter. Since the end of the first quarter, we have reduced our collateral posted from a peak of approximately $1.1 billion to the $820 million that I provided earlier. This should bring us back to a cash from operations level that's closer in line with the plan, and I would say that we still believe our full-year plan is very achievable.

Also, let me remind you that our first-quarter results, when reported, will reflect a one-time non-cash adjustment to earnings reflecting the complete adoption of EITF 02-03, regarding no longer being able to mark-to-market certain storage, transportation and trading transactions. That adjustment is expected to reduce reported earnings for the quarter by approximately $45 million.

I'll conclude by saying that certainly we have a lot of hard work ahead of us. I think our people are up for the challenge, and I'm very confident that we can achieve the refinancing and the business plan that I've laid out for you.

And with that, Christine, I think we'd like to open it up for questions. I will say that since we're in the middle of some confidential negotiations to restructure our debt, there may be some questions that we can't answer, but we'll do everything we can to answer as many of them as we can, and we're going to limit it to two questions per firm. So, Christine, if you would open the line for questions.

OPERATOR:  Certainly.

Ladies and gentlemen, if you'd like to ask a question, simply press the "one" on your telephone keypad. You will hear a tone that indicates you've been placed in queue, and you may remove yourself from queue at any time by pressing the "pound" key. We also ask that if you did queue up prior to this announcement that you please do so again at this time.

Our first question comes from Terran Miller with UBS. Please go ahead.

TERRAN MILLER , UBS WARBURG:  Good morning, Marce.

I was wondering if you can tie your $800-million 2003 EBITDA estimate to operating cash-flow estimate for the year?

FULLER:  Yes, Terran, thanks.

What I will tell you is, if you take that EBITDA estimate for 2003, obviously you would need to subtract out the deferred purchase - the $190 million associated with the Pepco deferred purchase, as well as probably those restructuring charges and equity income of affiliates. So, that would be a starting point, then from there, obviously op cash would be affected by what our overall interest expense is, and we have not - we are not going to provide right now an estimate for that. I will just say that certainly we believe that the rates that we pay on our restructured debt will go to market, but we're not going to provide any guidance on that at this time.

You'd also have to take into consideration changes in working capital. Our expectations are that those would be positive this year, but I don't feel comfortable giving you a specific number there. And then to whatever extent there are taxes, you'd have to take that into consideration, as well, so - but we purposely kind of stopped above the line, particularly because of the assumptions that would have to be made about restructuring.

MILLER: OK. I know you can't give us details, in terms of the Perryville announcement, but can you give us some scope of how that would be a material change in any of these cash-flow numbers and the cash on hand?

FULLER: No. You know, I won't give you a lot of details, because contrary the way that may have been reflected in the press that really is still at the letter-of-intent stage, and we are one of three parties that are part of that letter of intent. But, I will tell you that our projections and our plan had assumed that we would get out of the tolling agreement, and so that has already been reflected in this plan. That assumption has already been reflected in the plan.

MILLER: But, at a minimum the debt would go away - the capital lease piece of the debt portion on the balance sheet?

FULLER:  That's correct.

MILLER:  Thank you.

OPERATOR: And next we have Jonathan Rojewski with Goldman Sachs. Please go ahead.

JONATHAN ROJEWSKI, GOLDMAN SACHS:  Thank you.  Good morning, Marce.

FULLER:  Hi, Jonathan.

ROJEWSKI:  How are you?

FULLER:  Good.

ROJEWSKI: This tax issue for you guys - I know you provided a lot of detail, but I was wondering if you could maybe go through an explanation of as to, how you guys are coming up with sort of the zero-percent tax rate, if that's what we should be using going forward, for how long?

FULLER:  Yes, I'll let Harvey take that one.

WAGNER: Well, quite frankly, from a U.S. standpoint, obviously depending on income levels, or loss levels, or what have you, we would not have to provide a U.S. tax. But, I think for planning purposes the best approach, because of the complexity, we will have some state tax. We will, depending on jurisdiction, have international taxes associated with overseas operations, that I would just look at a normalized tax going forward of somewhere between 38 and 40 percent as a rate. Now, that could vary extensively, quite frankly, again based upon jurisdiction of income and things of that nature.

FULLER:  And that's book tax rate?

WAGNER:  That's a book tax rate, yes.

ROJEWSKI : To be looking into the future, to a 2003 income statement, the income-tax line would reflect what percentage overall, would you suspect?

WAGNER: Well, if you assume that you would have an income for '03, again it would have - I can't really give you an exact answer for that. As you go through our model, you have to basically look at it by jurisdiction. It could actually wind up with a tax provision, even if we had recorded a book loss - assume a book loss for a moment in '03 - we could have a tax provision against that book loss, like we do this year. If you notice in our '02 numbers, we've got a $969-million charge ...

ROJEWSKI :  Right.

WAGNER: ... against the $2.4 billion - $2.3-billion net income. So, it really can vary widely. I would just in modeling use a 38 to 40-percent rate on a normalized basis.

ROJEWSKI :
And my second question has to do with comments relative to the refinancing deal, one having to do with the unencumbered assets that you guys had, if there's any detail you could provide, you know, whether it's the name of the assets that are unencumbered, at this point, because I imagine the determination of value is subject to the person doing the valuation?

And then also, you know, sort of the asset sales. You guys have sold a tremendous amount thus far. Without giving specifics, maybe you could give us sort of maybe the magnitude of what you're looking to sell, whether it's big chunks of assets or, some more additional sort of smaller items?

FULLER: Yes, on the unencumbered assets questions, Jonathan , effectively all of our assets are unencumbered. And obviously, in terms of a valuation analysis, in terms of trying to put a valuation on those assets, that actually will be, I think, more the responsibility of our creditors ...

ROJEWSKI :  Sure.

FULLER: ... than of us, so I'm not going to guess about what that valuation will be. I will tell you that as a part of the analysis that we did, and looking at goodwill on our balance sheet, in consort with our auditors, as well as another outside auditor, and another third-party consulting firm, there has been a tremendous amount of work done on the valuation of our assets, and you will see that we did not take goodwill impairment on our North American assets, but beyond that I can't really say anymore than that ...

ROJEWSKI : Right. No - I mean I figured if everybody can make their own judgment on the value, if we just had a list of kind of what they were, which sounds like you're saying just sort of look at everything that you haven't sold thus far.

FULLER:  Yes, there is some ...

ROJEWSKI :  OK.

FULLER: ... very small exceptions, but it wouldn't hurt to just assume all of them are ...

ROJEWSKI :  OK.

FULLER:  ... unencumbered.

ROJEWSKI :  OK, great.

FULLER: And then on the asset sales, you should expect to see any additional asset sales would likely come from the regions where we have assets today that we have not targeted for the long term. We've got a lot of discussions underway right now on several additional asset sales. I can tell you that I know in the January call, we said we would do in excess of 300 million. To date, so far this year, we reported in the K we had net proceeds of 233 million.

We just closed out a dispute with one of our energy capital deals, which actually has brought in an additional $41 million during the month of April, so that's not included in the 233 and that pretty much closes out our energy capital business. So we're basically saying that we're confident we can raise in excess of $500 million over the next couple of years, and I would include what we've already done this year.

ROJEWSKI:  OK.  So that would be roughly an additional 200 million or so.

FULLER:  I'm saying at least.  Yes.

OPERATOR:  Next we have Steve Gidumal  with Trilogy Capital .  Please go ahead.

STEVE GIDUMAL , TRILOGY CAPITAL :  Yes, hi.  Marce, can you hear me OK?

FULLER:  Yes, I can.

GIDUMAL : In your press release, you talk about the $5.2 billion of debt that may be affected as part of the restructuring and I just wondered if you can help me tick and tie that out, as to what issues are in there? I fully expect this information will leak out anyway, so maybe we can just do it in a front door kind of way instead of having it all slide out the side door, so we know we have the $3 billion of bank debt.

What would be the other 2.2 billion? Are you talking about some of the Holdco debt like the 740's and are you talking about the MAGI debt-the 500 million of the `07 or 5's . Could you be more specific in helping us tie that out?

FULLER:  It is all of the bank debt basically at both Corp. and at MAGI .

GIDUMAL : Is that 3 billion?

FULLER:  That's correct.

GIDUMAL :  OK.

FULLER: And it also will likely include our turbine facility, our North American turbine facility and our gas prepay.

GIDUMAL : And how much is this?

FULLER: I think the turbine facility in total is roughly $230 million and that's actually in two separate traunches and then the gas prepay is about 225, something like that.

GIDUMAL :  OK.

FULLER: Then it will also include some bonds at the corporate level as well as at the MAGI level.

GIDUMAL : Let's see, we've got 3.5 here roughly 3.5, and you're talking about 5.2, so that's about another billion seven. I'm assuming that you would deal more the shorter maturities, right? For example, you have the 750 (INAUDIBLE) in '04 and you have the southern energy, 740s, the 200 million, that's 950 right there. Would it be safe to say ...

FULLER: You're certainly in the ballpark and I would just caution you and say that, whether or not any bonds come along will obviously be up to them to decide, just to participate, so I'll put that caveat on it as well, but you're in the ballpark there.

GIDUMAL : I guess you only have the Mirant Energy capital? Is that in the 150s due in September of '04?

FULLER:  That's been repaid Steve .

GIDUMAL : That's been repaid? OK. Sorry. And then I guess the only other MAGI then would be the '06s? Is that in the ballpark also?

FULLER:  That's in the ballpark.

GIDUMAL : OK. All right. I'll step aside before you start hitting me. You know, swinging and missing.

FULLER:  OK.  All right.

GIDUMAL :  Thanks.

OPERATOR: Next we have Raja Mukherji with Octagon Credit Investors . Please go ahead.

RAJA MUKHERJI : In reference to the last question, you mentioned that we should look at all of the assets as unencumbered, so I guess that would also include all of the subsidiaries of MAGI , for instance, MAGI , New England, California, New York. That's how we should look at it, right?

FULLER: We said that essentially all of our assets were unencumbered. You're correct.

MUKHERJI : Technically, on the Pepco effort purchase, the 190 million that you're adding back in the year 2003 EBITDA. I just wanted to just make sure I understand why that number was being added up. There was a footnote there, I guess that talks about the Brandywine Panda contract, if maybe you could just clarify that for me. It would be very helpful.

FULLER: Yes, that is confusing. When we bought the assets from Pepco back in December of 2000, the amount that we paid, the cash out of hand that we paid for those assets was reduced by a substantial amount because we also acquired a transition power agreement to basically provide full requirement load service back to Pepco .

And we acquired some PPAs, the most notable of which is a PPA with Ohio Ed, but we also have one with Panda Brandywine . Those are purchase obligations we took on. We're actually selling power to Pepco below market and we're buying power from the PPAs at above market, so there was a big out-of-market obligation there which reduced the full amount that we paid for those assets.

We have been paying that back through time and what we're saying is, we assume those cash payments are really just equivalent to a deferred purchase price. So when we think about how our underlying business is performing, we would take that out to just look at the underlying operations of the business. I'm not trying to tell you that we don't pay that $190 million of cash out in '03, because we do.

We actually do pay that cash, part of it goes to Pepco, some of it goes to Ohio Ed , some of it goes to Panda Brandywine , but all I'm simply saying is we consider that a part of the original purchase price and so if you want to get a good view of what our underlying operation looks like, you should take it out.

MUKHERJI : In terms of the collateral that you say you're going to go down to 500, should we assume that would be sort of a cash return to you or would that just be reduction in LC's that are posted right now?

FULLER: We would expect that it would probably be a combination of the two. It'll be some of both.

OPERATOR:  Next we have Ted Olshanski  with Bank of New York.  Please go ahead.

TED OSHANSKI : I'd like to ask a previous question in maybe a little different way. I'm looking at the U.S. assets that are outside the MAGI structure and I'm trying to figure out which of those assets have debt on them and which do not. I was wondering if you could tell us what that number, in terms of megawatts is, that don't have debt?

FULLER: I think the only two assets we have outside MAGI that have debt associated with them is our West Georgia facility and our Birchwood facility.

OSHANSKI: OK, what about the leases? I think I saw in your 10k that you might have a lease on your Michigan facility.

FULLER:  Not to my knowledge, no.

OSHANSKI: What kind of cash flow do you expect out of that group of assets in particular for the year 2003?

FULLER:  Birchwood and West Georgia?

OSHANSKI: Out of the non-MAGI group of assets. What kind of EBITDA or however you might want to qualify that?

FULLER: Ted, I don't know. We have not broken it out that way. I really don't know the answer to that question.

OSHANSKI: Have you been in discussions with rating agencies to keep them abreast of your plans as well?

FULLER: Yes, we have. We've had pretty detailed meetings within the last six weeks with all three of the agencies.

OSHANSKI: Could you give us some sort of timeframe by which you expect to complete your negotiations with all of the creditors and you know when you might expect to actually have a final plan in place?

FULLER: There's some key dates that are out there. We've got waivers that expire on May 29th but can be extended to July 14th. The revolver comes due July 17th so I would think of it as in the next 60 days we're going to get a lot of clarity here in terms of what this financial restructuring is going to look like.

OPERATOR: Next, we have Mitchell Spiegel with Credit Suisse First Boston. Please go ahead.

MITCHELL SPIEGEL , CREDIT SUISSE FIRST BOSTON: First, given that almost 500 million to your projected 03 EBITDA comes from abroad, are there any restrictions on taking money out from in that region?

FULLER: No, not to my knowledge. And part of what we did with some of this change on our taxes was make it more tax efficient, particularly from a book tax income basis to bring money home from overseas.

SPIEGEL : But I mean mechanically, in terms of the debt components and restrictions at those foreign subsidiaries. Are there any traps that will capture the cash?

FULLER: As Harvey covered in his part of the presentation, there is obviously some debt service reserve requirements and particularly with our Asian assets and we noted in the call and in the K the amount of cash, and it is already there, to fund those debt service reserve requirements, which is restricted.

WAGNER: And we have partners there, so we do have dividend requirements before we could bring money out.

SPIEGEL : Can you talk a little bit about the impact of the DWR running off versus the new RMR contracts and whether that's a wash or can you give us a ballpark on what the negative delta is before you take into account the positive contribution from the new project coming online.

FULLER: Yes. On the DWR contract what is public is that the prices there for that 500 MW contract was around $150 a MW hour. To determine what amount of cash that contract actually generated, you have to make some assumptions about gas prices and I would remind you that at the time that we entered that contract, gas prices were significantly higher than they are today. If you simply use a proxy for gas prices of about 5 dollars, I believe the difference between the RMR and the DWR is in the 50 million plus range, in terms of cash generation. So that gives you kind of a delta between those two components.

SPIEGEL : And then are there any tax refunds coming through the income statement during 03?

WAGNER:  Yes, we should get some refunds back this year.

SPIEGEL : Can you quantify that?

WAGNER:  It's probably in the $50 million arrange.

SPIEGEL : And you still expect to spend, 270 on the lease cancellation? Turbine cancellation expenses.

WAGNER: We've already bought out of the European turbine facility. We did that earlier this year, so we don't have any more obligations there. I believe the total of our two North American facilities is about $230 million. And those payments are due some towards the middle of the year and some our early next year. But the some total of it's about $230 million.

SPIEGEL : And that compares to the 270 that you had previously laid out front?

FULLER:  I guess it would.  I think that's right.

OPERATOR:  Next, we have Michael Lipsky  with Deutsche Bank.  Please go ahead.

MICHAEL LIPSKY , DEUTSCHE BANK: Good morning. A quick question on the North American operations. Obviously, you have a pretty good indication in your plan as to the break down between domestic and international EBITDA. Given that the Pepco liability from the TPA's and PPA's comes up through Maine, I wanted to know if you could give us your 2002 number for MAGI EBITDA for Mirant mid-Atlantic EBITDA and to the extent that you've done projections in your five-year business plan for those two reporting entities, if you have those numbers this morning.

FULLER: I'm not prepared to do that for you this morning. Certainly, it would be an easy thing to take the K's for Mirant mid-Atlantic and for MAGI and get your EBITDA using the same methodology. I think you'll find that there's not a big difference between EBITDA and adjusted EBITDA for those two entities. We actually have not projected EBITDA for 2003 for those two entities, or at least I'm not prepared to provide that today.

LIPSKY : I actually tried that activity of working off of the K's for MAGI and for Corp. I do have a difference of not footing and I'm wondering if that difference is the fact that if I look at the MAGI financials I don't include the TPA or PPA as it resides over at Maine is there any revenue generation or EBITDA contribution outside the MAGI umbrella away from Maine that you could quantify for example from West Georgia or the Birchwood assets? Do have an indication for 2002, 2003 of the revenue generated at those assets or EBITDA ideally?

FULLER: We may need to take that on to see if we can't get some kind of a reconciliation and get it posted. Not prepared to do that now. One thing I would caution you though is that there are EBITDA in both Mirant mid-Atlantic and MAGI that would consolidate out and when you get up to the corporate level because there are some transactions between affiliates there that ultimately would consolidate out at the Corp level. So that maybe one reason why you're not footing .

LIPSKY : All right, look forward to that breakout. Thank you very much.

OPERATOR: Our next question comes from David Silverstein with Merrill Lynch. Please go ahead

DAVID SILVERSTEIN , MERRILL LYNCH: I just wanted to clarify the cap ex number that you had provided back in January, it included some turbine cancellation payments. And we had a number I think of around 570 million. So the current number you're saying does not represent that, are we still looking at a 570 number on that line for the issue?

FULLER: No, we've already canceled the European turbine facility and that was about $125 million in February of this year.

SILVERSTEIN :  yes.

FULLER: And I believe the total of the North American facilities is the 235 million that I provided earlier.

FULLER:  Not all of which is this year.

SILVERSTEIN : But in total you have 360 and then the cap ex number you're providing, that is totally separate from that number then?

FULLER:  That's correct.

SILVERSTEIN : The other thing I'm trying to do is really just trying to get a better sense as to what you're cash burn this year and next year is. Can you provide any type of guidance, just assuming that you know, all the maturities that you have this year of all material size are rolled, you know, namely, obviously, the credit facility that comes due in July, where your liquidity number would be at the end of this year.

FULLER:  Not prepared to give that number.

SILVERSTEIN : Is it safe to say that there is burn?

FULLER: If you're asking me if our op cash would cover our entire cap ex budget plus these turbine cancellations, I think the answer, even if you assume that we rolled all of our existing debt at the existing interest rates, the answer to that would be I don't think so. And that obviously would be made up with asset sales and collateral reduction.

SILVERSTEIN : Then just one other thing, on the transition power agreements, you have 600 for this year. How much would be for next year on that one? You're kind of winding down that balance now.

FULLER:  Yes, it actually is about 450 million next year.

SILVERSTEIN : And just once again, on the deferred purchase, would that be a similar amount?

FULLER:  Yes, it's 190 this year 200 in '04 and 80 in `05.

OPERATOR: And we have a follow-up question from Michael Spiegel with Credit Suisse first Boston. Please go ahead.

SPIEGEL : Do you plan on repurchasing any more of your shares this year?

FULLER:  Not going to answer that one.  Sorry.

OPERATOR:  Next, we have Michael Lukacs with Appaloosa .  Please go ahead.

MICHAEL LUKACS , APPALOOSA : I was wondering if you can clarify for me or help me tie out the actual cash distributions from the international projects as opposed to doing it on a consolidated EBITDA number, and using, the 60/40 split. And furthermore, on that question, is it still on a staggered basis that we get the cash out of the Philippines?

FULLER: I believe that the EBITDA numbers that we provided are pretty good indicators of cash generated by Asia. I'm not sure what you're asking me about the staggered basis.

LUKACS : When you get cash out of those projects. In other words, you're cap ex, you say that there would be 80 million for cap ex.

FULLER:  Right.

LUKACS : At those projects. Is that in the consolidated 325 million in cap ex?

FULLER:  Yes, it is.

LUKACS : It is in that number?

FULLER:  Yes.

LUKACS : So I guess I'm wondering what are the distributions out of those projects, and of all those projects that you have. Is that number 420 million? It would seem that it's not. Obviously because it would be after cap ex and interest at those projects.

FULLER: That's correct. We are amortizing on a pretty accelerated basis the principal repayment of the project loans associated with both Pag and Sual.

LUKACS : Any idea what that number is? I've been told in the past that it was like $200 million of free cash flow that was coming out of those projects.

FULLER:  Yes and I...

LUKACS : I'm just trying to bring that back to the 400.

FULLER: I think that that is still a good number, Michael, but we need to go check that for you. I don't know the answer to that. We probably need to go check that.

WAGNER: It could be a little bit lower than that only because of the tax holidays that we had in the Philippines, which we don't have any more. So they could be so more local tax there. But it's still in that ballpark, but we now have to pay at a higher tax in the Philippines.

FULLER: What and we take that one as a to do and I'll sort of put something out.

OPERATOR:  Next, we have Christine Daley with Lehman Brothers.  Please go ahead.

CHRISTINE DALEY , LEHMAN BROTHERS: Just want to go back little bit to the timing in the mechanics of the extension restructuring. I think I understand how the bank part of this works, but I just wanted to confirm with you that I'm thinking about the public bond part correctly. Would that be some sort of public exchange offer also with no minimum, something along those lines? If I'm right, can that occur concurrently with the banks or you need the banks approval first and then you send out the exchange offer?

FULLER: I would say you're correct in assuming that it would most likely occur through some type of exchange offer.

DALEY :  Right.

FULLER: But in terms of getting into the tactics of how we might go about doing that I would prefer not to do it, since we're still obviously in the middle of those discussions.

DALEY : Can it be concurrent though or is that a tactic?

FULLER:  That's a tactic.

DALEY : Back to the unencumbered asset question, can I confirm that unencumbered asset could include the stock of the foreign subsidiaries or 65 percent of the stock of foreign subsidiaries?

FULLER:  Yes, the answer to that is yes.

DALEY : And final question, I have my own reconciliation of the $5.3 billion number, which you know to me would include maturities that are beyond '04, would there be any differentiation between treatment in '04 versus say in 06 MAGI maturity for example?

FULLER:  Well, again, I would put that in the category of a tactic.

OPERATOR: We have a follow-up from Terran Miller with UBS Warburg. Please go ahead.

MILLER : I was wondering if we can go back to the sensitivity on gas prices? I think you gave a number for 2005, but I was also trying to figure out in 2003, with gas prices above your former October, 2002 assumptions, does that have a potential negative impact on the gas assets in the portfolio for '03?

FULLER: Well, again, we gave you EBITDA or adjusted EBITDA for '03 and we're comfortable with that EBITDA even in today's pricing environment, so at the beginning of the year, we have put on a lot of hedges on our assets, so I think the answer to that is, no. The EBITDA we gave you we're still comfortable with, even given the changes in market prices since we put the plan together.

MILLER : Can you just go back and give me the sensitivity for '05 again?

FULLER: Yes. What we said is if you assumed a dollar increase in gas prices, and no improvement in spark spread and hold everything else constant, if you just look at the amount of generation in our portfolio that would come from coal, that that would equate to, based on our assumptions, about $150 million of increased gross margin.

And we said that if you look at where the curves are today, and we actually went in and looked at where the curves are today for both gas and coal, so in other words, we're not holding everything constant, we looked at it to see what had happened with the spread there, there's been a 50 cent improvement in that spread for '05 and that we said would equate to approximately $75 million of upside to the plan from when we put it together.

OPERATOR:  Next we have Craig Shere with Standard & Poor's.  Please go ahead.

CRAIG SHERE , STANDARD & POOR's: I have a couple of questions about cash flow. If I take your 1160 of EBITDA and I subtract the non-cash amortization and I subtract 500 million plus of interest, I get down to 60 million or less of operating cash flow before changes in working capital. And then maybe I assume three to 400 million in changes in working capital, so tell me if I'm way off with any of this leading into it.

The first question is, is it fair to say that it's debatable either way as to whether or not the operating cash flow, including working capital changes, will be a wash with cap ex and turbine cancellation payments? And my second question is, since you had 100 million of operating cash flow before working capital changes in '02, can you help me reconcile the differences that would reduce this in '03? Assuming I'm anywhere near reality?

FULLER: I think the best answer to your question is what I said before, which is that we do not believe operating cash flow for '03 would be sufficient on its own, to cover cap ex and cover the turbine cancellation charges and that we would expect that we would make up that difference and in fact, go beyond that difference, with asset sales and collateral reductions. I think that is the best way I can answer that question for you.

SHERE : When I say, including working capital changes, I'm assuming collateral reductions in that.

FULLER: That's correct. And we would expect that that would be a positive contributor this year because we do continue to scale back that business and bring that collateral back in.

SHERE : Just to clarify that, is it possible that your operating cash flow including the reduction and collateral requirements could arguably be no commitment there? Could arguably be enough at this point in time for '03 to meet your cap ex and turbine cancellation needs?

FULLER: Yes. I think the answer is arguably it could, and obviously that depends on working capital changes or going to be dependent on a lot of different factors, but yes, arguably, that could be the case.

SHERE : Correct me if I'm wrong, you had 100 million of operating cash flow before working capital changes in '02 and now I'm projecting based on the guidance you've given in this call and under 60 million of operating cash flow before working capital changes for '03. Can you tell me if I'm way off base and if not, what the difference might be in terms of your arrears ?

FULLER: I think I would rather not comment on that. Again, we pointed out the big difference between the two years was the loss of the DWR contract and then replacing that with the RMR and cost reductions, but I think I would just stop with that.

SHERE: You answered this question before, I'm sorry. The difference between the DWR and the RMR ?

FULLER: Yes. DWR and RMR is 50 million plus, and again, I made an assumption about gas prices to get to that number, and I used approximately $5 gas and I would say that at the time that we did the DWR contract, gas prices were higher than that.

SHERE : So that would be 50 million less for '03 than '02?

FULLER:  That's right.

OPERATOR: We have a follow-up from David Silverstein with Merrill Lynch. Please go ahead.

SILVERSTEIN : Do you guys expect any tax refunds at all this year?

WAGNER: Yes. I mentioned that just a moment ago. Approximately in the $50 million range.

FULLER: With that, we will end it right there. I want to thank everybody for their patience and continued support. Everybody here at Mirant obviously has been working very hard and we're very committed to continued success. I am optimistic that we are going to continue to be able to execute during this difficult period.

So thanks for joining us today.

OPERATOR: Ladies and gentlemen, this conference will be available for replay beginning today at 1:30 p.m. Eastern time through June 7th at midnight. You may access the AT&T executive replay system by dialing 1-800-475-6701 and entering the access code 683935. International participants dial 1-320-365-3844 with the same access code, 683935.

That does conclude the conference for today. Thank you for your participation and for using AT&T's executive teleconference service. You may now disconnect.

END